March 12, 2010

Dear Stockholder:

At Inland American, we believe the successful execution of our business strategy has set the stage for sustainable income growth.  We remain focused on our conservative management philosophy and we continue to build upon our premier portfolio of assets.  We are selectively acquiring high-quality income producing properties and actively managing our debt maturities.  In doing so, we have provided ourselves with the flexibility to execute on future opportunities.

Recent Acquisition Activity

The positive reputation of the Inland name in the commercial real estate industry has been a primary driver of Inland American’s ability to source and acquire 3.87 million square feet of new properties to date in 2010.  These opportunistic investments were also a direct result of our readily available cash on hand, which allows us to quickly close transactions.

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We recently purchased 16 shopping centers for $424 million from a joint venture between Developers Diversified Realty and TIAA-CREF.

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Through our subsidiary Inland Public Properties Development Company, we purchased 7 charter schools on a triple net 20-year sale-leaseback transaction with Imagine Schools, a leading charter school operator.  Based on a purchase price of $61 million, the annual lease payment of $6.4 million equates to a 10.5% return.  Charter schools are similar to traditional public schools; they are funded by the state, do not charge tuition or fees to attend, and enrollment is open to the public.

Recent Financing Activity

Over the past 6 months, we have worked successfully with our mortgage lenders to secure over $1 billion in financing related to property acquisitions and loan maturities.  For 2010, virtually all of our maturing debt has been addressed.  We believe we have more than enough funding commitments from lenders and cash on hand to pay off all maturing debt.  We think this significant accomplishment underscores the quality of our real estate assets and demonstrates the confidence that the financial industry has in Inland-managed assets.

Portfolio Occupancy Levels

Many tenants have been affected by the recession.  Despite the realities that have impacted commercial real estate owners, Inland American has maintained remarkable occupancy results throughout our portfolio.  The average occupancy for the month of January for our lodging properties was 58%, compared to the industry average of 52%.  For the month of January, based on total square footage, our open and operating retail, office, industrial and multi-family properties were 93% occupied.

Cash Distribution

We have enclosed your cash distribution for the month of February, paid at a rate equal to $0.50 per share on an annualized basis, which was determined by our board of directors in consultation with our business manager.   This equates to a 5% annualized yield on a share purchase price of $10.00 (the price at which we last offered shares of our common stock in the primary offering completed in April 2009).  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan (“DRP”), a distribution statement is enclosed in lieu of a check.

Webcast Monday, April 19, 2010

We are pleased to announce that all stockholders can join us for our live 2009 year-end webcast presentation on Monday, April 19, 2010 at 11:00 AM CT.  Register at www.inlandamerican.com.

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Additional Information – Electronic Delivery

All company information can be found at www.inlandamerican.com.  If you would like to receive Inland American’s Securities and Exchange Commission filings electronically, please go to the R&T website at www.rtco.com/inlandedelivery to enroll. You will need your Inland American R&T account number, which is located in the upper right-hand corner of your account statement.

We appreciate your investment in Inland American Real Estate Trust, Inc.   If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.